Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our audit report dated March 2, 2026, with respect to the balance sheet of March GL Company. as of December 31, 2025, and the related statements of operations, stockholders’ equity, and cash flows for the period from March 31, 2025 (inception) to December 31, 2025, and the related notes to the financial statements. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to March GL Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

June 11, 2026